Exhibit 10.22

AMENDMENT NO. 1 TO

AGREEMENT AND PLAN OF REORGANIZATION

This Amendment No. 1 to AGREEMENT AND PLAN OF REORGANIZATION (the “Amendment”) is made and entered into as of May 1, 2011 by and among:

•                  Velti plc, a company organized under the laws of the Bailiwick of Jersey (“Buyer”); and

•                  Mobclix, Inc., a Delaware corporation (“Seller).

RECITALS

A.            Seller, Buyer and Merger Sub are parties to that certain Agreement and Plan of Reorganization dated as of September 30, 2010 (the “Original Agreement”) pursuant to which Seller and Vortex Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”), a wholly-owned subsidiary of Buyer, combined into a single company through the statutory merger of Merger Sub with and into Seller (the “Merger”).  Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Original Agreement for such terms.

B.            Pursuant to the Merger, among other things, the outstanding shares of Seller common stock, $0.0001 par value (“Seller Common Stock”), were converted into the right to receive the Merger Consideration upon the terms and subject to the conditions set forth in the Original Agreement.

C.            Pursuant to Section 8.10 of the Original Agreement, the Original Agreement may be amended by a writing executed by the party to be charged by the amendment.

D.            Seller and Buyer, the parties to be charged by the waiver, believe it is in the best interests of their respective companies and the stockholders or shareholders, as the case may be, of their respective companies that the parties amend the Original Agreement as set forth herein in this Amendment.

NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

1.                                       Section 2.6(t) of the Original Agreement is hereby amended in its entirety to provide as follows:

(t)            “Contingent Amount” shall equal the sum of (a) $17,280,000 and (b) the Additional Contingent Merger Consideration.  Payment of such Contingent Amount shall not be subject to achievement of the Gross Profit Component and the EBITDA Component.

2.                                       Sections 2.6(o), Section 2.6(q) and Section 2.6(r) are hereby deleted in their entirety.

3.                                       Section 2.6(s) is hereby amended in its entirety to provide as follows:

(s)           “Contingent Shares” shall equal the quotient, rounded up, of that number of whole shares of Buyer determined by dividing 99.2899% of the Contingent Amount by the Applicable Average closing Price on the Contingent Payment Date.

4.                                       Section 2.6(u) is hereby amended in its entirety to provide as follows:

(u)           “Contingent Bonus Pool” shall equal 0.7101% of the Contingent Amount, which amount is payable by the Seller pursuant to the terms of the Seller’s 2010 Sale Incentive Plan.

5.                                       Section 2.6(v) is hereby amended in its entirety to provide as follows:

(v)           “Contingent Allen Fee” shall equal $720,000.

6.                                       Section 2.6(w) is hereby deleted in its entirety.

7.                                       Section 2.6(x) is hereby amended in its entirety to provide as follows:

Buyer shall pay Additional Contingent Merger Consideration (“Additional Contingent Merger Consideration”) on the Contingent Payment Date of $5 million if EBITDA of the Mobile Advertising Business Unit is more than $4.7 million for the year ended December 31, 2011.  Should EBITDA be less than $3.2 million, no Additional Contingent Merger Consideration shall be payable.  Provided EBITDA exceeds $3.2mm, then for every $0.94 of EBITDA generated, $1.00 of Additional Contingent Merger Consideration shall be payable up to a maximum Additional Contingent Merger Consideration of $5 million.  For purposes of this Section, “EBITDA” shall equal the amount determined as the Mobile Advertising Business Unit’s earnings before interest, taxes, depreciation and amortization under GAAP for the year ending December 31, 2011, provided that EBITDA, for purposes of the calculation of the Additional Contingent Merger Consideration, shall (i) exclude any and all accounting charges, whether compensation or otherwise, that are related, directly or indirectly, to the Deferred Share Awards, (ii) exclude the compensation costs of the product, engineering and research and development organization but (iii) include 50% of the customer development organization which shall be used to support the Mobile Advertising Business Unit other than the compensation costs of the product, engineering and research and development organization of the existing Mobclix business.  For purposes of this Section, “Mobile Advertising Business Unit” means the current mobile advertising business operated by the Buyer, including the Buyer’s Exchange and Marketplace business, and shall include the existing Mobclix exchange, the Velti ad server and ad router, and SDKs for the foregoing three as needed, and that portion of the media planner as it relates to accessing supply side inventory.

8.                                       Section 5.11 is hereby deleted in its entirety.

9.                                       Section 5.12 is hereby amended in its entirety to provide as follows:

5.12 Calculation of Additional Contingent Merger Consideration Statement.  As soon as reasonably practical after January, 1, 2012, but in any event no later than March 31, 2012, Buyer shall furnish to the Stockholder Representative a statement (the “Component Statement”) setting forth the Buyer’s determination of Additional Contingent Merger Consideration.  Unless, within the ten (10) Business Day period following the Stockholder Representative’s receipt of the Component Statement, the Stockholder Representative delivers written notice to the Buyer (the “Component Dispute Notice”) setting forth in reasonable detail any and all items of disagreement related to the Component Statement (each, an “Item of Dispute”), the Component Statement shall be conclusive and binding upon the Stockholder Representative and all stockholders of the Seller.  After the delivery of the Component Statement, the Stockholder Representative and his or her representatives shall be permitted reasonable access, during normal business hours, to books and records and working papers of the Buyer and Surviving Corporation that are substantially relevant to the Buyer’s preparation of the Component Statement; provided, that such access shall be for the sole purpose of reviewing the accuracy of the Component Statement, and provided further, that the Stockholder Representative and his or her representatives shall maintain all such books and records and working papers in strict confidence.

10.                                 Section 5.16 is hereby deleted in its entirety.

11.                                 Section 5.18 is hereby amended in its entirety to provide as follows:

Deferred Share Awards.  Within fourteen (14) days after the Contingent Payment Date, Buyer shall issue deferred share awards in accordance with the standard terms,  provisions and conditions of Buyer’s current equity incentive plan to the individuals set forth on EXHIBIT I attached hereto.  The amount of deferred shares issuable shall be calculated by dividing the amount adjacent to each such individual’s name listed on EXHIBIT I by the average closing price of Buyer’s ordinary shares on the Buyer’s primary equity trading market for the ten (10) trading days preceding the Contingent Payment Date; provided, however, that (i) the amounts listed on EXHIBIT I shall be proportionately adjusted proportionately downward such that the aggregate amount issuable shall equal 11.739% of the Contingent Amount (but shall not in any event in the aggregate exceed the amounts set forth on EXHIBIT I; and (ii) all such awards are subject to vesting contingent upon continued service with the Surviving Corporation (the “Deferred Share Awards”)

12.                                 A new Section 5.19 is hereby added as follows:

The Management Team shall be responsible for integrating and managing the Mobile Advertising Business Unit, including the existing Mobclix exchange, the Velti ad server and ad router, and SDKs for the foregoing three as needed, and that portion of the media planner as it relates to accessing supply side inventory.  Although certain functions of the Mobile Advertising Business Unit shall be managed from Seller’s offices in Palo Alto, California, the Management Team shall operate the management and a significant portion of the other the operations of this Mobile Advertising Business Unit, other than certain engineering functions, from the Buyer’s offices in San Francisco, California.

13.                                 A new Section 5.20 is hereby added as follows:

Buyer agrees to pay to each member of the Management Team a cash retention bonus in the sum of $1.5 million each (the “Retention Bonus”), for an aggregate payment of $6 million,  subject to the continued employment of each such member of the Management Team from the date of this Amendment through December 31, 2012 (the “Employment Term”).  The Retention Bonus shall be payable upon January 31, 2013.  Should the employment of any member of the Management Team terminate prior to December 31, 2012 other than by the Company without Cause or by such member for Good Reason, the Retention Bonus payable to such person shall be forfeited in its entirety; should the member of the Management Team be terminated without Cause or should such member resign for Good Reason prior to December 31, 2012, then the Retention Bonus shall still be payable on January 31, 2013.  Any forfeited Retention Bonus shall not be available for redistribution to other members of the Management Team.  During the period of the Employment Term, Buyer or its affiliates will not (i) terminate the employment of any member of the Management Team other than for Cause or (ii) create the circumstances for voluntary resignation by any member of the Management Team for Good Reason (as each is defined below).  In the event the employment of any member of the Management Team is terminated for Cause prior to the Contingent Payment Date, such person shall not be entitled to receive any portion of the Retention Bonus.

For purposes of this Section, “Cause” means (a) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of such person with respect to such person’s obligations or otherwise relating to the business of Buyer or its affiliates; (b)  such person’s material breach of his employment agreement with Buyer or its affiliates and his failure to reasonably cure such breach after provision of 30 days written notice from Buyer of such alleged breach; (c) his conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude; or. (d) his willful neglect of duties as reasonably determined by Buyer’s Board of Directors, including failure to reasonably complete the reasonable business objectives established for the Mobile Advertising Business Unit. that have previously been communicated by Buyer in writing to him, provided that termination for failure to meet such objectives shall not occur until after he has been notified in writing that he has failed to meet such objectives and been given a reasonable opportunity to cure such failure of not less than one quarter.  For purposes hereof, the Mobile Advertising Business Unit initially shall include the existing Mobclix exchange, the Velti ad server and ad router, and SDKs for the foregoing three as needed, and that portion of the media planner as it relates to accessing supply side inventory.  To the extent that any business objectives are reasonably added in the future to the Mobile Advertising Business Unit, each member of the Management Team shall be provided at least six months to achieve such new objectives prior to determining that the failure to meet any such objectives shall constitute Cause for purposes of termination of his employment.

Grounds for “Good Reason” shall exist in the following circumstances, provided that such person has provided Buyer with 30 days written notice thereof and an opportunity to cure such circumstances during such 30 day period: (a) Buyer’s or its affiliates material breach of such person’s employment agreement; (b) such person’s position and/or duties are materially reduced so that his duties are no longer consistent with the duties of a senior executive of an organization, similar in size and scope, in the business of the Buyer; (c) such person’s level of compensation is materially reduced, unless such reduction occurs in connection with a general reduction in compensation payable to all of Buyer’s or its affiliates employees, or (d) Buyer relocates his principal place of work to a location more than fifty (50) miles from his Work Location, as defined in the employment agreement with such member of the Management Team, without his prior written approval.

14.                                 On and after the date hereof, each reference in the Original Agreement to “this Agreement,” “herein,” “hereof,” “hereunder” or words of similar import shall mean and be a reference to the Original Agreement as amended hereby.  Except as otherwise expressly provided herein, all of the terms and conditions of the Original Agreement remain unchanged and continue in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Original Agreement or any of the documents referred to therein.

15.                                 This Amendment shall form a part of the Original Agreement for all purposes, and each party hereto and thereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Original Agreement shall be deemed a reference to the Original Agreement as amended hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the parties hereto.

16.                                 This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each of the other parties, it being understood that all parties need not sign the same counterpart.

17.                                 This Amendment shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of California.

18.                                The descriptive headings of the several Sections of this Amendment were formulated, used and inserted in this Amendment for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

IN WITNESS WHEREOF, Buyer, Seller and Merger Sub have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

SELLER:

By:	/s/ SUMIT RAI
Sumit Rai
President

BUYER:

By:	/s/ ALEX MOUKAS
Alex Moukas
Chief Executive Officer